Exhibit 5.1
May 7, 2014

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-3 of Delek US Holdings, Inc.
Ladies and Gentlemen:
We have acted as counsel to Delek US Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of registering with the Commission up to 15,036,432 currently outstanding shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, to be sold by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”) from time to time, on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act.
In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including statements and representations of officers and other representatives of the Company and others as to factual matters. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information contained in the records, documents, instruments and certificates we have reviewed.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

150 Third Avenue South, Suite 2800
Nashville, TN 37201

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus which forms a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Bass, Berry & Sims PLC